UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2017

Vivint Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36642 (Commission File Number)	45-5605880 (IRS Employer Identification No.)

1800 West Ashton Blvd
Lehi, Utah 84043
(Address of principal executive offices, including zip code)

(877) 404-4129
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On August 16, 2017, a wholly-owned subsidiary of Vivint Solar, Inc. (the “Company”) and Vivint, Inc., the sister company of Vivint Solar, Inc., entered into a sales dealer agreement, pursuant to which each party will act as a non-exclusive dealer for the other party to market, promote and sell each other’s products. The agreement will have a two-year term, which will be automatically renewed for successive one-year terms unless written notice of termination is provided by one of the parties to the other no less than 90 days prior to the end of the then current term. The products, territories and consideration that is payable by each party to the other will be determined in accordance with the agreement. The sales dealer agreement replaces substantially all of the activities being undertaken under the parties’ marketing and customer relations agreement.

Contemporaneously with the execution of the sales dealer agreement, the Company and Vivint, Inc. agreed to extend the term of the non-solicitation provisions under their non-competition agreement to be coterminous with the term of the sales dealer agreement.

The description of the sales dealer agreement, marketing and customer relations agreement and non-competition agreement are qualified by reference to the forms of the agreements that, in the case of the sales dealer agreement, will be filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2017, and, in the cases of the marketing and customer relations agreement and the non-competition agreement, were filed with the SEC on August 26, 2014 as exhibits to the Company’s Registration Statement on Form S-1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vivint Solar, Inc.

By:	/s/ C. Dan Black C. Dan Black Chief Legal Officer, Executive Vice President and Secretary

Date: August 18, 2017